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                                                                       Exhibit 1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              STARBUCKS CORPORATION

        Starbucks Corporation, a Washington corporation, hereby submits the following Amended and Restated Articles of Incorporation for filing. The following Articles of Incorporation were approved and adopted by the Board of Directors of the corporation on November 14, 2000 in accordance with RCW 23B.10.020 and RCW 23B.10.070 and supercede all amendments and prior restatements of the corporation's Articles of Incorporation as of the date of such adoption.

                                 ARTICLE 1. NAME

        The name of the corporation is Starbucks Corporation.

                               ARTICLE 2. DURATION

        The period of the corporation's duration is perpetual.

                               ARTICLE 3. PURPOSES

        The corporation is organized for the purposes of transacting any and all business for which corporations may be incorporated under Title 23B of the Revised Code of Washington, as amended, including, but not limited to establishing and operating retail coffee and espresso bars in the State of Washington and in other states.

                                ARTICLE 4. SHARES

        The corporation shall have authority to issue 307,500,000 shares of capital stock, of which 300,000,000 shares will be common stock, and, 7,500,000 shares will be preferred stock.

        4.1 Common Stock. The corporation shall have authority to issue up to 300,000,000 shares of common stock, .001 par value per share.

        4.2 Preferred Stock. The corporation shall have authority to issue up to 7,500,000 shares of preferred stock, .001 par value per share. The Board of Directors shall have all rights afforded by applicable law to establish series of said preferred shares, the rights and preferences of each such series to be set forth in appropriate resolutions of the Board of Directors.

                              ARTICLE 5. DIRECTORS

        5.1 Number of Directors. The number of directors of the corporation shall be fixed in the Bylaws and may be increased or decreased from time to time in the manner specified therein.

        5.2 Terms of Directors. Beginning with the Board of Directors elected at the first Annual Meeting of Shareholders held after all series of Preferred Stock outstanding as of May 20, 1992 are converted to Common Stock, the terms of office of all directors shall be staggered by dividing the total number of directors into three groups that are as equal in number as

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possible. The terms of directors in the first group will expire at the first annual shareholders' meeting after their election, the terms of the second group will expire at the second annual shareholders' meeting after their election, and the terms of the third group will expire at the third annual shareholders' meeting after their election. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those directors whose terms expire.

                          ARTICLE 6. PREEMPTIVE RIGHTS

        6.1 Common Stock. Shareholders of the Common Stock of the corporation shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation.

        6.2 Preferred Stock. Holders of Preferred Stock shall have preemptive rights subject to the rights and preferences as described under Article 4 of these Articles of Incorporation.

                          ARTICLE 7. CUMULATIVE VOTING

        Shareholders of the corporation shall not have the right to cumulate votes in the election of directors.

               ARTICLE 8. AMENDMENTS OF ARTICLES OF INCORPORATION

        The corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law. All rights and powers conferred herein on shareholders and directors are subject to this reserved power.

                   ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

        To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for his or her acts or omissions as a director. Any amendment to or repeal of this
Article 9 shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions occurring prior to such amendment or repeal.